EXHIBIT 10.1

TIDEWATER INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Amended and Restated January 1, 2008

TIDEWATER, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

i

TIDEWATER, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

PREAMBLE

WHEREAS, Tidewater Inc. (“Employer”) is the sponsor of the Tidewater Pension Plan (“Pension Plan”), which is a plan qualified under Section 401(a) of the Internal Revenue Code of 1986 (“Code”). Benefits under the Pension Plan are limited by various sections of the Code, such as Sections 401(a)(17) and 415. In order to provide benefits to a select group of management or highly compensated employees equal to the benefits that such employees are prevented from receiving under the Pension Plan because of those Code limitations, the Employer adopted a nonqualified unfunded plan known as the Tidewater Inc. Supplemental Executive Retirement Plan (“Plan”), effective as of July 1, 1991. The Plan also replaces certain service lost under the Pension Plan due to breaks in service, and enhances the benefit calculation formula;

WHEREAS, the Plan has been amended from time to time. The Plan was restated effective March 1, 2003 to provide a supplemental benefit to officers who participate in the Tidewater Retirement Plan (“Retirement Plan”) and are not eligible to participate in the Pension Plan. The Plan was amended, effective February 1, 2007, to provide for a lump-sum payout upon a Change of Control of the Employer, as defined in Treasury Regulation Section 1.409A-3(i)(5), and to change the default commencement date;

WHEREAS, each Participant’s vested accrued benefit as of December 31, 2004 was “grandfathered” under Code Section 409A until the Plan was materially modified on February 1, 2007 to provide for a mandatory lump sum pay-out of Plan benefits upon a Change of Control of the Employer;

WHEREAS, the Plan has been in reasonable, good faith compliance with Code Section 409A since January 1, 2005 and this document is restated to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder (“Section 409A”) effective January 1, 2008, unless an earlier effective date is stated; and

NOW, THEREFORE, the Plan is hereby restated to read in its entirety as follows:

ARTICLE 1: PURPOSE

The Employer intends and desires by the adoption of this Plan to recognize the value to the Employer of past and present services of certain Eligible Employees and to encourage and assure their continued service with the Employer by making more adequate provision for their future retirement security. The establishment of this Plan is made necessary by certain limitations on contributions and benefits which are imposed on the Pension Plan by the Code. The Employer also wishes to compensate certain members of management or highly compensated employees who may have been disadvantaged by the break in service rules under the Pension Plan and to enhance the benefit calculation formula. Further, in order to minimize the differences in benefits among officers the Plan includes a hypothetical Pension Plan benefit for officers who are not eligible to participate in the Pension Plan.

ARTICLE 2: THE PENSION PLAN

The Pension Plan, whenever referred to in this Plan, shall mean the Tidewater Pension Plan, as amended, as it exists as of the date any determination is made of benefits payable under this Plan. All terms used in this Plan shall have the meanings assigned to them under the provisions of the Pension Plan, unless otherwise qualified by the context. Any ambiguities or gaps in this Plan shall be resolved by reference to the Pension Plan document.

ARTICLE 3: DEFINITIONS

3.1 “Affiliated Companies” means (i) the Employer and (ii) all entities with which the Employer would be considered a single employer under Code Sections 414(b) and 414(c), provided that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining whether a controlled group of corporations exists under Code Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Code Sections 1563(a)(1), (2) and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether trades or businesses (whether or not incorporated) are under common control for purposes of Code Section 414(c), the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2. The term “Affiliated Companies” shall be interpreted in a manner consistent with the definition of “service recipient” contained in Code Section 409A.

3.2 “Code” shall mean the Internal Revenue Code of 1986 as amended and as may be amended from time to time.

3.3 “Termination Date” shall mean a termination of employment with the Employer and all Affiliated Companies in such a manner as to constitute a “separation from service” as defined under Treasury Regulation Section 1.409A-1(h), for any reason other than death.

Whether a termination of employment has occurred is determined based upon facts and circumstances that indicate that the Employer and Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after a certain date (whether as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period (or, if employed less than 36 months, such lesser period).

An unpaid bona fide leave of absence is disregarded in determining the average level of bona fide services during the 36 month period (or, if employed less than 36 months, such lesser period) and a paid bona fide leave is considered at a level equal to the level of services that the employee would have been required to perform to receive the compensation paid with respect to such leave.

Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes

(such as continuation of salary and participation in employee benefit programs), whether similarly situated employees have been treated consistently, and whether the Participant is permitted and realistically available, to perform services for other service recipients in the same line of business.

A Participant is presumed to have separated from service where the level of bona fide services performed decreases to a level described above. A Participant will be presumed to have not separated from service where the level of bona fide services performed continues at a level that is 50 percent or more during the immediately preceding 36-month period (or, if employed less than 36 months, such lesser period). No presumption applies to a level of service that continues at more than 20% and less than 50%. This presumption is rebuttable if a Participant must return to employment due to business circumstances, such as the termination of the employee’s replacement.

A Termination Date will not occur while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period does not exceed six months, or if longer, so long as the Participant retains the right to reemployment with the Employer under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first day immediately following such six-month period. A 29-month period may be substituted for the six-month period for a medical leave of absence described in Treasury Regulation Section 1.409A-1(h)(i).

ARTICLE 4: ELIGIBILITY

To be eligible to participate in this Plan, an Employee must satisfy the following conditions, (a) and (b):

(a)	The Employee must be a Participant in the Pension Plan or the Retirement Plan;

(b)	The Employee must serve as the Chief Executive Officer, the President, a Vice President or the Corporate Controller of the Employer.

An Employee who satisfies conditions (a) and (b) is referred to as an “Eligible Employee.” An Eligible Employee who ceases to be an Eligible Employee because of a change in his status as an officer under (b), shall have benefits under this Plan frozen as of the date he ceases to be an officer described in (b), and his benefits shall be paid as provided in Article 7. Notwithstanding the foregoing, the Board of Directors or the Compensation Committee of the Board of Directors of the Employer may, in its discretion, determine to increase benefits hereunder, credit an Eligible Employee with an additional period of service hereunder, or change the date (but not retroactively) on which benefits cease to accrue for an Employee or terminating Employee. An Eligible Employee who accrues a benefit under this Plan is referred to as a “Participant.”

Notwithstanding anything to the contrary, the Plan may not be amended to preclude the participation in the Plan, on the same basis as other Eligible Employees, of the person serving on

October 1, 1999 as the Chief Executive Officer, the President, a Vice President or the Corporate Controller of the Employer, as long as such person continues to serve in such position or in any equivalent or higher position.

ARTICLE 5: AMOUNT OF SUPPLEMENTAL PENSION BENEFIT

FOR ELIGIBLE EMPLOYEES COVERED UNDER THE PENSION PLAN

Unless otherwise determined by the Board of Directors or Compensation Committee under Article 4, the amount of supplemental pension benefit shall be:

(a)

The supplemental pension benefit payable to an Eligible Employee or his beneficiary or Beneficiaries under this Plan shall be the actuarial equivalent (based on the definition of this term in Section 1.02 of the Pension Plan) of the excess, if any, of (i) over (ii) as described below:

(i)

the benefit which would have been payable to such Eligible Employee or on his behalf to his beneficiary or spouse, as the case may be, determined as a monthly single life annuity under the Pension Plan (but not taking into account any Additional Monthly Benefit payable under Section 5.07 of the Pension Plan), if the provisions of Pension Plan were administered without regard to either the maximum amount of retirement income limitations of Section 415 of the Code, or the maximum compensation limitation of Section 401(a)(17) of the Code,

(ii)

the benefit (including any Additional Monthly Benefit) determined as a monthly single life annuity which is payable to such Eligible Employee or on his behalf to his beneficiary or spouse under the Pension Plan.

(b)	The computation in paragraph (i) above shall be made as though the factor, 0.85%, in Section 5.01(b)(1) of the Pension Plan were 1.35%.

(c)

The computation in paragraph (i) above shall be made as to take into account any change authorized by the Board of Directors or the Compensation Committee as permitted in Article 4 hereof. The computation shall also be made as though the Employee’s service under the Pension Plan included the service prior to a break in service lost under such Plan as a result of a break in service. After an Employee becomes an Eligible Employee, he may request the Employer to provide him with a written statement of the number of years of service lost under the Pension Plan. If the Eligible Employee disagrees with the Employer’s determination, he immediately shall contest it through the Plan’s Appeal Procedure referenced in Article 14, below. In the absence of the Eligible Employee’s timely request and objection, the Employer’s determination shall become fixed.

(d)	Supplemental pension benefits payable under this Plan to any recipient shall be computed in accordance with the foregoing, with the objective that such recipient should receive under this Plan and the Pension Plan the total amount which would have been payable to that recipient solely under the Pension Plan (as enriched by (b) and (c)), had neither Section 415 nor Section 401(a)(17) of the Code been applicable thereto. An Eligible Employee who is not entitled to benefits under the Pension Plan is not entitled to supplemental pension benefits under this Article (except as otherwise provided in Article 6 and in a Change of Control Agreement, if any, between the Eligible Employee and the Employer).

ARTICLE 6: AMOUNT OF SUPPLEMENTAL PENSION BENEFIT FOR

ELIGIBLE EMPLOYEES WHO ARE NOT COVERED UNDER THE PENSION PLAN

Unless otherwise determined by the Board of Directors or Compensation Committee under Article 4, the amount of supplemental pension benefit shall be:

(a)

The supplemental pension benefit payable to an Eligible Employee or his beneficiary or Beneficiaries under this Plan shall be the actuarial equivalent (based on the definition of this term in Section 1.02 of the Pension Plan) of the excess, if any, of (i) over (ii) as described below:

(i)

the benefit which would have been payable to such Eligible Employee or on his behalf to his beneficiary or spouse, as the case may be, determined as a monthly single life annuity under the Pension Plan, if such Eligible Employee had been eligible to participate in the Pension Plan commencing on the date hired by the Employer and determining such benefit without regard to either the maximum amount of retirement income limitations of Section 415 of the Code, or the maximum compensation limitation of Section 401(a)(17) of the Code,

(ii)

the Eligible Employee’s hypothetical Retirement Plan benefit based on a monthly single life annuity. In determining such benefit both the Code Section 401(a)(17) compensation limit and Code Section 415 maximum benefit limit apply. The amount is determined by starting with the Eligible Employee’s actual Retirement Plan account balance as of the date he becomes an officer with increases based upon the following assumption through the payment date:

(A)

contribution of 3% of compensation, as defined in the Retirement Plan, commencing no earlier than the first month following one year of employment; such contributions are assumed made to the Retirement Plan at the end of the plan year;

(B)	contributions assumed to grow with interest at 6%, compounded annually;

(C)

in the year of termination or loss of eligibility for this Plan, the balance is assumed to grow using simple interest at 6% applied to the beginning of year balance. Additionally, a partial year contribution is assumed made at the termination date or loss of eligibility for this Plan;

(D)	the balance is assumed to increase with simple interest at 6% through the end of the year of termination (or payment date, if earlier);

(E)	the balance is assumed to increase with simple interest at 6%, compounded annually, from the end of the year of termination to the end of the year preceding payment date;

(F)	the balance is further assumed to increase with simple interest at 6% from the end of the year preceding the payment date through the payment date; and

(G)	the balance at payment date is converted to an annuity using the actuarial equivalence factors at Section 1.02 of the Pension Plan.

(b)	The computation in paragraph (i) above shall be made as though the factor, 0.85%, in Section 5.01(b)(1) of the Pension Plan were 1.35%.

(c)

The computation in paragraph (i) above shall be made as to take into account any change authorized by the Board of Directors or the Compensation Committee as permitted in Article 4 hereof. The computation shall also be made as though the Employee’s service under the Pension Plan included the service prior to a break in service lost under such Plan as a result of a break in service.

(d)

An Eligible Employee who is not entitled to benefits under the Retirement Plan is not entitled to supplemental pension benefits under this Article (except as otherwise provided at Article 5 and in a Change of Control Agreement, if any, between the Eligible Employee and the Employer).

ARTICLE 7: PAYMENT OF SUPPLEMENTAL PENSION BENEFIT

7.1 Time and Form of Payout. Except as provided in Sections 7.3 or 7.4 or Article 10 or unless the Participant elects otherwise under this Section 7.1, if a Participant terminates employment after completing 10 years of Vesting Service (as defined in the Pension Plan), the Participant’s supplemental pension benefit payable under the Plan (the “Plan Benefit”) shall commence on the later of (a) the first day of the seventh month following the Participant’s Termination Date or (b) age 55. If a Participant terminates employment before completing 10 years of Vesting Service, the Participant’s Pension Benefit shall commence on the later of (a) the first day of the seventh month following the Participant’s Termination Date or (b) his Normal Retirement Date (as defined in the Pension Plan and as determined on the Participant’s Termination Date). The payment commencement date for the Participant’s Plan Benefit that has accrued through the date of a Participant’s Termination Date will not change even if the Participant is reemployed and completes additional Years of Vesting Service. Further, if a Participant is reemployed following a Termination Date, payment may not be suspended or deferred.

Notwithstanding, a Participant may elect on a form provided by the Committee, and prior to the commencement of services relating to a benefit accrual (or during the 409A Transition period described in Section 7.2(b)), to commence Plan Benefits on a date following the Participant’s Termination Date and after attaining age 55 and completing 10 years of Vesting Service (as defined in the Pension Plan), but no later than his Normal Retirement Date (as defined in the Pension Plan and as determined on the Participant’s Termination Date). However, if a Participant terminates employment prior to completing 10 years of Vesting Service, the default rule in the above paragraph applies.

The Plan Benefit will be paid in the form of a single life annuity or, if married, in the form of a 50% joint and survivor annuity, unless a different form payable under the Pension Plan is elected. If the form of payment is an annuity and therefore, the Plan Benefit commences on the first day of the seventh month following termination of employment, the first payment shall be a catch-up payment equal to the total monthly benefit payments that the Employee would have received if a payment had been made starting with the first day of the month following termination of employment.

The Plan Benefit paid earlier than Normal Retirement Age shall be determined as if paid under the Pension Plan taking into account the early payment adjustments.

7.2 Irrevocable Elections. Once executed and delivered to the Employer, the distribution elections, or the election by default, set forth in the election form provided by the Committee can be changed or modified only as provided in this section.

(a)

Initial Election. Within 30 days of becoming an Eligible Employee, such person may enter into an agreement to elect the timing and form of payment. If such agreement is not timely executed, the default payment rules apply.

(b)

409A Transition Rule. A Participant may make a new payment election at any time before December 31 2008, with respect to both the time and form of payment of such amounts, provided the election does not apply to amounts that would have otherwise been payable in the year the change is made or cause an amount to be paid in the year the change is made that would not otherwise be payable in that year. The new payment election during the transition period must be received no later than six (6) months prior to the scheduled payment commencement date.

(c)

Effective January 1, 2009, a selected date may be postponed, an election to receive payment upon a termination of employment may be changed to a selected date, and a form of benefit (lump sum or annuity) election may be changed, provided that to the extent an election has become irrevocable, the new election is at least twelve (12) months prior to the scheduled payment, and the new payment is at least five (5) years after the previously-elected payment date. A new election is effective 12 months after the date on which the election is made. Notwithstanding, the five (5) year rule does not apply to new elections regarding form of payment of a benefit following death. See paragraph below.

(d)

Annuities—A change in the form of a payment before any annuity payment has been made under the plan, from one type of life annuity to another type of life annuity with the same scheduled date for the first annuity payment, is not considered a change in the time and form of payment, provided that the annuities are actuarially equivalent applying reasonable and actuarial methods and assumptions. For this purpose, the term life annuity means a series of substantially equal periodic payments, payable not less frequently than annually, for the life (or life expectancy) of the Participant, followed upon the death or end of the life expectancy of the Participant by a series of substantially equal periodic payments, payable not less frequently than annually, for the life (or life expectancy) of the Participant’s designated beneficiary (if any). The provisions of Treasury Regulation Section 1.409A-2(b)(2) are incorporated herein.

7.3 Cash-Out Amount. Notwithstanding a Participant’s election, if the benefit from this Plan, when combined with all other nonaccount balance nonqualified deferred compensation plans, is less than the Code Section 402(g) limit, presently $15,500 ($10,000 limit for the period January 1, 2005 through December 31, 2007), the benefit will be paid in lump sum. The payment of such deminimis benefit will be made on or before the later of December 31 of the calendar year of the Participant’s Termination Date, or the 15th day of the third month following the Participant’s Termination Date.

7.4 Distribution Upon a Change of Control. Upon a Change of Control that also constitutes a change in the ownership or effective control of the Employer or a change in the ownership of a substantial portion of the Participant’s assets, as such terms are defined in Treasury Regulation Section 1.409A-3(i)(5) (a “Section 409A Change of Control”), a Participant or a former Participant shall be paid the benefits that become payable under this Plan (and, if applicable, as increased under the Participant’s Change of Control Agreement) in cash in a lump sum upon the consummation of a Section 409A Change of Control, without regard to any payment or distribution elections applicable to the payment of the Participant’s, former Participant’s, or beneficiary’s Plan Benefit in the absence of a Section 409A Change of Control. Notwithstanding, if a Participant had a Termination Date prior to the Section 409A Change of Control, payment shall not be made until the first business day following the end of the six month delay period, except in the case of death. The determination of the lump sum amount shall be made using the same assumptions as are used in the Pension Plan to determine the amount of a lump sum benefit.

7.5 Payment Following Death. If the Employee’s spouse is surviving at the Employee’s death, the spouse will receive a 50% survivor spouse annuity. The benefit to the spouse shall commence as of the first of the month following the Employee’s death. If there is no spouse at the Employee’s death, a benefit will not be paid. However, if the Employee’s death is after benefits have commenced, the benefits will continue based upon the applicable form.

Further, if the Employee continues employment past age 65 he may elect to provide a benefit for 5, 10, 15, or 20 years to a designated beneficiary. The beneficiary’s benefit is actuarially adjusted to reflect the length of the payment period. The spouse must consent to an alternate beneficiary. If (i) the beneficiary or beneficiaries, should die before such total guaranteed number of payments have been made, the remaining payments will be made to the estate of such beneficiary, or beneficiaries (or, if designated by the payee, to a secondary beneficiary or beneficiaries), or (ii) there is no surviving designated beneficiary upon the payee’s death, any remaining guaranteed payments will be made to the payee’s estate, provided that in either such event payment may be made either in an Actuarially Equivalent (as defined in the Pension Plan) single sum, payable immediately, or as a continuation of the monthly payments, as selected by the Committee.

7.6 Payment Upon Income Inclusion Under Section 409A. If at any time the Plan fails to meet the requirements of Code Section 409A, an amount equal to the amount required to be included in the Participant’s income as a result of the failure to comply with the requirements of Code Section 409A shall be paid to the Participant in one lump sum on the first day of the month following the Employer’s determination that the failure has occurred.

7.7 Delay of Payments.

(a)

Payments that would violate loan covenants or other contractual terms to which the Employer is a party, where such a violation would result in material harm to the Employer (in such case, payment will be made at the earliest date at which the Employer reasonably anticipates that the making of the payment will not cause such violation, or such violation will not cause material harm to the Employer).

(b)

Payment where the Employer reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law, provided that the payment shall be made at the earliest date at which the Employer reasonably anticipates that the making of the payment will not cause such violation. (The making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law).

(c)

Payments the deduction for which the Employer reasonably anticipates would be limited by the application of Code §162(m) (in such case, payment will be made at either the earliest date at which the Employer reasonably anticipates that the deduction of the payment will not be so limited or the calendar year in which the Participant separates from service).

(d)	Payment may also be delayed upon such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

ARTICLE 8: PLAN ADMINISTRATION

This Plan shall be administered by the Compensation Committee of the Employer’s Board of Directors, the Employee Benefits Committee of the Employer (the “Committee”), and the Board of Directors of the Employer, and their respective powers and obligations are the same as those set forth in the Pension Plan document, but modified to take into account that this Plan is an unfunded plan for highly-compensated employees. Each governing body shall have full power and authority to interpret, construe and administer this Plan, and such a governing body’s interpretations and constructions hereof and actions hereunder, including the timing, form, amount or recipient of any payment to be made hereunder, within the scope of its authority, shall be binding and conclusive on all persons for all purposes. No member of a governing body shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan, unless attributable to his own willful misconduct or lack of good faith. Each administrator shall be fully indemnified as provided in the Pension Plan. A member of a governing body shall not participate in any action or determination regarding his own benefits hereunder.

ARTICLE 9: EMPLOYEES’ RIGHTS

No Employee, spouse or beneficiary shall have greater rights under this Plan than those of general creditors of the Employer. Benefits payable under this Plan shall be a mere promise to pay in the future and shall be general, unsecured obligations of the Employer, to be paid by the Employer from its own funds. Such payments shall not (i) impose any additional obligation upon the Employer under the Pension Plan or Retirement Plan; (ii) be paid from the Pension Plan or Retirement Plan; or (iii) have any effect whatsoever upon the Pension Plan or Retirement Plan. No Employee or his beneficiary or spouse shall have any title to or beneficial ownership in any assets which the Employer may use to pay benefits hereunder. Notwithstanding the foregoing provisions of this Article 9 and any other provision of the Plan (including, without limitation, Article 12), the Employer may, in its discretion, establish a trust to pay amounts becoming payable pursuant to the Plan, which trust shall be subject to the claims of the general creditors of the Employer in the event of its bankruptcy or insolvency. Notwithstanding any establishment of such a trust, the Employer shall remain responsible for the payment of any amounts so payable which are not so paid by such trust.

ARTICLE 10: AMENDMENT AND TERMINATION

10.1 Amendment. The Employer expects to continue this Plan indefinitely but, except as otherwise provided, reserves the right to amend or discontinue it if, in its sole judgment, such a change is deemed necessary or desirable. However, if the Employer should amend or discontinue this Plan, the Employer shall continue to be liable to pay all benefits accrued under this Plan (determined on the basis of each Employee’s presumed termination of employment as of the date of such amendment or discontinuance), as of the date of such action. Such accrued benefits shall be calculated pursuant to the provisions of the Plan immediately prior to any such amendment or discontinuance. Upon a discontinuance, all benefits shall be 100% vested. No amendment shall be deemed to cause a reduction in an Employee’s accrued benefit under this Plan if the reduction of the benefit under this Plan is paired with a corresponding increase in the accrued benefit under the Pension Plan or Retirement Plan. An amendment or discontinuance of the Plan shall not result in the acceleration of the payment of a benefit hereunder, unless permitted by Section 409A. If any provision of this Plan is capable of being interpreted in more than one manner, then to the extent feasible, the provision shall be interpreted in a manner that does not result in an excise tax under Code Section 409A.

10.2 Termination. The Employer may terminate the Plan and accelerate any payments due (or a that may become due) under the Plan:

(a)

Within 12 months of a corporate dissolution of the Employer taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the termination occurs, (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture or (iii) the first calendar year in which the payment is administratively practicable.

(b)	In the Employer’s discretion, provided that Treasury Regulations Section 1.409A-3(j)(4)(ix)(C) is complied with.

(c)	Due to such other events and conditions as the Commissioner of the IRS may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Upon a termination all Plan Benefits shall be 100 percent vested, and amounts equal to each Participant’s Plan Benefit shall be distributed (and taxable) to the Participant (or his beneficiary), and the Employer shall have no further obligations under the Plan.

ARTICLE 11: CHANGE OF CONTROL

11.1 Vesting Upon a Change of Control.

(a)	Upon a Change of Control (as defined in Section 11.2 hereof) all benefits which have accrued under the Plan shall immediately become fully vested.

(b)

Additional fully vested benefits shall accrue under this Plan pursuant to an Eligible Employee’s effective Change of Control Agreement, if after a Change of Control (as defined in Section 11.2 hereof) and during the “Employment Term”, the Employer terminates the Employee’s employment other than for “Cause”, death or “Disability”, or the Employee terminates employment for “Good Reason”. Each phrase within quotes in this provision is defined in the Employee’s Change of Control Agreement, if any.

11.2 Definition of Change of Control. As used in this Section 11, “Change of Control” shall mean:

(a)

the acquisition by any “Person” (as defined in Section 11.3(c) hereof) of “Beneficial Ownership” (as defined in Section 11.3(b) hereof) of 30% or more of the outstanding Shares of the Employer’s Common Stock, $0.10 par value per share (the “Common Stock”) or 30% or more of the combined voting power of the Employer’s then outstanding securities; provided, however, that for purposes of this Section 11.2(a), the following shall not constitute a Change of Control:

(i)

any acquisition (other than a “Business Combination” (as defined in Section 11.2(c) hereof) which constitutes a Change of Control under Section 11.2(c) hereof) of Common Stock directly from the Employer,

(ii)	any acquisition of Common Stock by the Employer or its subsidiaries,

(iii)	any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Employer or any corporation controlled by the Employer, or

(iv)	any acquisition of Common Stock by any corporation pursuant to a Business Combination which does not constitute a Change of Control under Section 11.2(c) hereof; or

(b)

individuals who, as of the effective date of this amendment and restatement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of this amendment and restatement whose election, or nomination for election by the Employer’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(c)

consummation of a reorganization, merger or consolidation (including a merger or consolidation of the Employer or any direct or indirect subsidiary of the Employer), or sale or other disposition of all or substantially all of the assets of the Employer (a “Business Combination”), in each case, unless, immediately following such Business Combination,

(i)

the individuals and entities who were the Beneficial Owners of the Employer’s outstanding Common Stock and the Employer’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect Beneficial Ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Post-Transaction Corporation (as defined in Section 11.3(d) hereof), and

(ii)

except to the extent that such ownership existed prior to the Business Combination, no Person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either the Employer, the Post-Transaction Corporation or any subsidiary of either corporation) Beneficially Owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 30% or more of the combined voting power of the then outstanding voting securities of such corporation, and

(iii)

at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	approval by the shareholders of the Employer of a complete liquidation or dissolution of the Employer.

11.3 Other Definitions. As used in Section 11.2 hereof, the following words or terms shall have the meanings indicated:

(a)	Affiliate: “Affiliate” (and variants thereof) shall mean a Person that controls, or is controlled by, or is under common control with, another specified Person, either directly or indirectly.

(b)

Beneficial Owner: “Beneficial Owner” (and variants thereof), with respect to a security, shall mean a Person who, directly or indirectly (through any contract, understanding, relationship or otherwise), has or shares (i) the power to vote, or direct the voting of, the security, and/or (ii) the power to dispose of, or to direct the disposition of, the security.

(c)

Person: “Person” shall mean a natural person or company, and shall also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “Person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

(d)

Post-Transaction Corporation: Unless a Change of Control includes a Business Combination (as defined in Section 11.2(c) hereof), “Post-Transaction Corporation” shall mean the Employer after the Change of Control. If a Change of Control includes a Business Combination, “Post-Transaction Corporation” shall mean the corporation resulting from the Business Combination unless, as a result of such Business Combination, an ultimate parent corporation controls the Employer or all or substantially all of the Employer’s assets either directly or indirectly, in which case, “Post-Transaction Corporation” shall mean such ultimate parent corporation.

11.4 Distributions. Section 7.4 hereof describes the distribution provisions applicable to a Section 409A Change of Control, as defined in Section 7.4.

ARTICLE 12: NATURE OF AGREEMENT

Eligible Employees and their Beneficiaries by virtue of participating under this Plan have only an unsecured right to receive benefits from their Employer as a general creditor of the Employer. The Plan constitutes a mere promise to make payments in the future. The adoption of the Plan and any setting aside of amounts by the Employer with which to discharge its obligations hereunder shall not be deemed to create a trust for the benefit of Eligible Employees or their Beneficiaries; except as provided in any trust document, legal and equitable title to any funds so set aside shall remain in the Employer, and any recipient of benefits hereunder shall have no security or other interest in such funds. Any and all funds so set aside shall remain subject to the claims of the general creditors of the Employer, present and future, and no payment shall be made under this Plan unless the Employer is then solvent. This provision shall not require the Employer to set aside any funds, but the Employer may set aside such funds if it chooses to do so.

ARTICLE 13: RESTRICTIONS ON ASSIGNMENT

The interest of a Participant, his beneficiary or spouse may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagement, or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment attachment, or other legal or equitable process nor shall they be an asset in bankruptcy, except that no amount shall be payable hereunder until and unless any and all amounts representing debts or other obligations owed to the Employer or any affiliate of the Employer by the Employee with respect to whom such amount would otherwise be payable shall have been fully paid and satisfied. The interest of any Employee, beneficiary or spouse shall be held subject to the maximum restraint on alienation permitted or required by applicable Louisiana law.

ARTICLE 14: MISCELLANEOUS

14.1 Claims and Appeal Procedures. All disputes over benefits allegedly due under this Plan shall be resolved through the procedures for making claims, and appealing from denials of claims, that are set forth in the Summary Plan Description of the Pension Plan.

14.2 Governing Law. This Plan and its Trust shall be construed in accordance with and governed by the laws of the State of Louisiana, except to the extent that the Plan is governed by the Employee Retirement Income Security Act of 1974 (“ERISA”). It is the Employer’s intent that the Plan shall be exempt from ERISA’s provisions, to the maximum extent permitted by law. To the extent that the Plan is an excess benefit plan (as defined in Section 3(36) of ERISA), it shall be exempt from coverage entirely, as provided in ERISA Section 4(b)(5). The

Plan is intended to be unfunded for federal income tax purposes and for purposes of title I of ERISA and intended to provide deferred compensation only for a select group of management or highly compensated employees and shall be exempt from Parts 2, 3, and 4 of ERISA, pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. It is the intention of the Employer that this Plan will comply with Code Section 409A.

14.3 Binding. This Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns, and each Eligible Employee and his heirs, executors, administrators and legal representatives.

14.4 Continued Employment. Nothing contained herein shall be construed as conferring upon any Employee the right to continue in the employ of the Employer or any subsidiary of the Employer in any capacity.

14.5 Recovery of Payments Made By Mistake. Notwithstanding anything to the contrary, an Eligible Employee or other person receiving amounts from the Plan is entitled only to those benefits provided by the Plan and promptly shall return any payment, or portion thereof, made by mistake of fact or law. The Committee may offset the future benefits of any recipient who refuses to return an erroneous payment, in addition to pursuing any other remedies provided by law.

EXECUTED effective this              day of                     , 2008.

WITNESSES:	TIDEWATER INC.

	By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom
Executive Vice President, Secretary and General Counsel